EXHIBIT 99.1

Manatron Completes Sale of Judicial Product Line
and Related Business to MAXIMUS

FOR IMMEDIATE RELEASE

CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

Sale Nets $1.8 Million in Cash and Allows Manatron to Focus on Its Core Business

PORTAGE, MI--(PR NEWSWIRE)--June 1, 2004--Manatron, Inc. (NASDAQ:MANA), a leading source of software and services for local governments, including its new Government Revenue Management(TM) system, announced today that it has completed the sale of its Judicial product line, and related business, to MAXIMUS for approximately $2.3 million. MAXIMUS will also assume the remaining obligations related to all of the product support agreements, many of which are pre-paid, resulting in a net increase in cash to Manatron of approximately $1.8 million.

Manatron President and CEO, Paul Sylvester, commented, "We believe this transaction offers an outstanding long-term solution for our judicial clients and those employees who have dedicated their careers to this product line. It will also allow Manatron to focus its investments and energy on our core property tax and appraisal business. This agreement provides additional working capital to Manatron, and following the sale of our financial product line to Harris Computer Systems last year, represents another key step in our overall strategic direction. Manatron has carved out a profitable and growing niche in the property sector, and the opportunity we see for growth warrants our undivided attention."

As a result of the transaction, 10 Manatron employees have agreed to join the MAXIMUS team and will continue to serve the customer base for the acquired products. The Judicial product line includes GAVEL(TM), WRITS(TM) and CourtMax(TM) judicial software and MAXIMUS will continue to support these products. In addition, customers will benefit from new technology and an expanded function and feature set with this transition.

"Ensuring that our valued clients continued to receive the best possible service was a key consideration for this transaction," continued Mr. Sylvester. "We think it is important for them to continue to work with the exceptional staff they were accustomed to at Manatron."

MAXIMUS has an extensive 28-year history focused on government, and employs over 5,000 people in the United States, operating from more than 200 offices. Through their Justice Solutions Division, MAXIMUS offers web-based court and justice solutions with a client list that includes more than 325 civil, criminal, domestic relations, probate, juvenile, and traffic court sites in 10 states. The Justice Solutions Division is headquartered in North Canton, Ohio and has regional offices in Cleveland, Ohio, Florida and Michigan. These locations support more than 10,000 users nationwide.

About Manatron, Inc.:

Manatron, Inc. designs, develops, markets and supports a family of web-based and client-server application software products for county, city and township governments. Manatron's products support back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides mass real estate appraisal services, assessing residential, commercial, and other types of properties to ensure updated and equitable property values. Manatron is headquartered in Kalamazoo, Michigan and has regional offices in Florida, Illinois, Indiana, North Carolina and Ohio. Manatron currently serves approximately 1,300 customers in 25 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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